SERIES B PREFERRED STOCK PURCHASE AGREEMENT

This Series B Preferred Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 17, 2009, by and among Energy and Power Solutions, Inc., a California corporation (the “Company”), and the parties listed on the schedule of Investors attached to this Agreement as Exhibit A (each hereinafter individually referred to as an “Investor” and collectively referred to as the “Investors”).

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, shares of the Company’s Series B Stock (as defined below), on the terms and conditions set forth in the Agreement.

WHEREAS, the Bridge Notes (as defined below) will automatically convert into shares of Series B Stock upon the closing of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows:

1.             PURCHASE AND SALE OF SERIES B STOCK.

1.1           Authorization.  As of the First Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 35,000,000 shares of the Company’s Series B Preferred Stock, $0.0001 par value per share (the “Series B Stock”).  The Series B Stock shall have the powers, preferences, and rights and the qualifications, limitations and restrictions set forth in the Amended and Restated Articles of Incorporation of the Company attached to this Agreement as Exhibit B (the “Restated Articles”).  The Company will further have reserved up to 35,000,000 shares of Common Stock, issuable upon conversion of the Series B Stock (the “Conversion Shares”).

1.2           Agreement to Purchase and Sell.  Pursuant to the terms set forth herein, including but not limited to the satisfaction by the Company of all applicable closing conditions set forth in Section 4 below, and in reliance on the representations and warranties set forth herein, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor at one or more Closings (as defined below) the number of shares of Series B Stock set forth opposite such Investor’s name on Exhibit A attached hereto at a purchase price of $1.72 per share (the “Price Per Share”).  The shares of Series B Stock purchased, sold and issued pursuant to this Agreement are sometimes hereinafter referred to as the “Purchased Shares”.

1.3           Note Conversion. Certain of the Investors (the “Noteholders”) as set forth on Exhibit A, have made loans to the Company pursuant to those certain 8% Unsecured Convertible Promissory Notes issued by the Company in the aggregate principal amount of $2,000,000 dated March 20, 2009 (collectively, the “Bridge Notes”), the principal and interest outstanding under which automatically convert (the “Note Conversion”) into shares of Series B Stock at a price per share equal to $1.376.  In conjunction with the transactions set forth in Section 1.2 and pursuant to the Note Conversion, the Company will issue an aggregate of 1,461,993 shares of Series B Stock upon the conversion of all Bridge Notes (consisting of $2,000,000 principal amount plus accrued interest) pursuant to the terms of this Agreement and the Bridge Notes.  Each Noteholder acknowledges and agrees that the issuance by the Company of the number of shares of Series B Stock set forth opposite such Noteholder’s name on Exhibit A constitutes payment in full of all principal, accrued interest and any other amounts due under the Convertible Notes held by such Noteholder.  At the Closing, the Bridge Notes will be terminated in their entirety and shall be of no further force and effect, and the Noteholders agree to surrender the Bridge Notes to the Company for cancellation.

1.4           The Closing.  The purchase and sale of the Series B Stock and Note Conversion (a “Closing”, and the first of such Closings, the “First Closing”) will take place at the offices of Sheppard Mullin Richter & Hampton LLP, 650 Town Center Drive, 4th Floor, Costa Mesa, CA 92626, at 12:00 p.m. Pacific Time on April 17, 2009 or at such other time and place as the Company and the Investors mutually agree upon in one or more closings (the “Closing Date”).  Subject to the terms and conditions set forth in this Agreement, the Company may sell up to an additional 14,534,884 shares of Series B Stock in the aggregate to purchasers acceptable to the Company, Altira, NGEN and Robeco (each a “Subsequent Purchaser”) at the Price Per Share; provided, however, that any such sale may only occur during that certain period beginning on the Closing Date and ending on the 60th day thereafter (the “Subsequent Sale Period”).  Any such sale shall be made during the Subsequent Sale Period and upon the same terms and conditions as those set forth herein, and each Subsequent Purchaser shall become a party to this Agreement (and Exhibit A hereto shall be amended to include such Subsequent Purchaser), the Investor Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement and shall have the rights and obligations, and be treated as, an Investor hereunder and thereunder.  Each closing of a sale of Series B Stock to one or more Subsequent Purchasers during the Subsequent Sale Period shall be a Closing for purposes of this Agreement.  Each Investor hereby agrees to waive any rights of first refusal it may have in connection with the sale of Shares to Subsequent Purchasers during the Subsequent Sale Period.  At each Closing, subject to the terms and conditions hereof, the Company will deliver to each Investor a certificate representing the number of Purchased Shares that such Investor is purchasing as shown on Exhibit A against delivery to the Company by such Investor of the full Price Per Share for such shares of Series B Stock at such Closing, paid by (a) wire transfer of funds to an account designated by the Company in writing, (b) surrender of the Bridge Notes to the Company for cancellation pursuant to Section 1.3 or (c) a combination of the foregoing.

1.5           Defined Terms Used in this Agreement.  In addition to the terms defined above and below, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Altira” means Altira Technology Fund V L.P.

“Code” means the Internal Revenue Code of 1986, as amended.

“First Refusal and Co-Sale Agreement” means the amended and restated right of first refusal and co-sale agreement among the Company, the Investors and certain other parties, dated as of the date of the First Closing, substantially in the form of Exhibit E attached hereto.

“Employment Agreements” means employment agreements between the Company and each of the Executives, substantially in the form of Exhibit I attached hereto.

“Executives” means the Founders, Peter Ludlum, Iyad Darcazallie and Charles Allured.

“Founders” means Jay Zoellner, Shiva Subramanya, Staffan Akerstrom and George Botich.

“Investors’ Rights Agreement” means the amended and restated investors’ rights agreement among the Company and the Investors, dated as of the date of the First Closing, substantially in the form of Exhibit D attached hereto.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have a result in a material adverse effect on, (a) business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company, (b) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement and the Transaction Agreements or (c) the rights or benefits explicitly granted to the Investors in this Agreement or the Related Agreements.

“NGEN” means NGEN II, L.P.

“Related Agreements” means the Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement and the Voting Agreement.

“Robeco” collectively means Stichting Custody Robeco Master CleanTech II (USD), Stichting Custody Robeco Master CleanTech II (EUR), and The Environment Agency Active Pension Fund.

“Securities Act” means the Securities Act of 1933, as amended.

“Voting Agreement” means the amended and restated voting agreement among the Company, the Investors and certain other parties, dated as of the date of the First Closing, substantially in the form of Exhibit F attached hereto.

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each Investor as of the Closing that, except as set forth in the Schedule of Exceptions (“Schedule of Exceptions”) attached to this Agreement as Exhibit C and delivered to the Investors and their counsel in connection with the Agreement (which Schedule of Exceptions shall be additional representations and warranties to the Investors by the Company under this Section 2), the statements in the following paragraphs of this Section 2 are all true and complete:

2.1           Organization, Good Standing and Qualification.  The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of California.  The Company has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Related Agreements, to sell and issue the Purchased Shares, to own and operate its properties and assets and to carry on its business as currently conducted by the Company and as presently proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2          Capitalization.  The capitalization of the Company consists of the following:

(a)           Preferred Stock.  Immediately prior to the First Closing, a total of 41,000,000 authorized shares of preferred stock, $0.0001 par value per share, (the “Preferred Stock”), 6,000,000 of which are designated as “Series A Preferred Stock,” 5,148,912 of which are issued and outstanding (the “Series A Stock”), and 35,000,000 of which are designated as “Series B Preferred Stock,” none of which are issued and outstanding.  Upon the Closing, the powers, preferences and rights and the qualifications, limitations and restrictions, of the Series B Stock will be as stated in the Restated Articles and as provided by law.

(b)           Common Stock.  Immediately prior to the First Closing, a total of 53,000,000 authorized shares of Common Stock, of which 4,210,000 shares are issued and outstanding.  The Company has reserved up to 35,000,000 shares of Common Stock issuable upon conversion of the Purchased Shares.

(c)           Options; Reserved Shares for Option Issuances; Warrants.  The Company has reserved 7,296,324 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Award Plan duly adopted by the Board of Directors and approved by the Company shareholders (the “Plan”).  Of such shares of Common Stock reserved under the Plan, (i) options to purchase 565,022 shares have been granted and are currently outstanding, and (ii) 6,731,302 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Plan. The Company has furnished to the Investors (or their counsel(s)) complete and accurate copies of the Plan and form of agreement used thereunder.  The Company has approved the issuance of 40,364 shares of Common Stock to certain Executives as part of the 2008 management bonus.  The Company has reserved 398,432 shares of Common Stock for issuance upon the exercise of a warrant issued to Charles Allured to acquire up to 210,000 shares of Common Stock and broker’s warrants to acquire in the aggregate up to 188,432 shares of Common Stock.  Except for the conversion privileges of the Purchased Shares, the Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement, the Bridge Notes and the securities and rights described in this Section 2.2(c), there is no outstanding option, warrant, right (including conversion and preemptive rights and rights of first refusal) or agreement for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock.  Apart from the exceptions noted herein or in the Schedule of Exceptions, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.  Except for the Voting Agreement to be entered into concurrently herewith, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

(d)           Outstanding Shares Validly Issued; Compliance with Securities Laws.  The outstanding shares of the capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws and approved by all requisite shareholder action.

(e)           Securities Issued at Fair Market Value.  The Company has not issued or sold any of its securities at less than fair market value, as determined by the Board of Directors of the Company (the “Board”) in good faith, to any person.  To the Company’s knowledge, the Company has not modified or amended the terms of any of the Company’s securities in such a way as to cause the holder of such security to recognize ordinary income subject to an excise tax pursuant to Section 409A of the Code.

(f)           Outstanding Shares Table.  The Schedule of Exceptions sets forth a complete list as of immediately prior to the Closing of the number of outstanding shares or other securities owned as a class by each class or series of shareholders, optionholders, warrantholders and other security holders together with any other securities reserved for issuance.

2.3           Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

2.4           Due Authorization.  All corporate action on the part of the Company’s directors, officers and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, this Agreement and the Related Agreements, the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold and issued under this Agreement and of the Conversion Shares, and the filing of the Restated Articles has been taken or will be taken prior to the First Closing, and this Agreement constitutes, and the Related Agreements when executed and delivered will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

2.5           Valid Issuance of Stock.

(a)           The Purchased Shares, when issued and paid for as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and free of any liens or encumbrances, other than (i) restrictions imposed by this Agreement and the Related Agreements (ii) restrictions imposed by securities laws, and (iii) liens or encumbrances created by or imposed upon the Investors through no action of the Company.  The Conversion Shares have been duly and validly reserved for issuance upon conversion of the Purchased Shares, and when issued upon such conversion in accordance with the Restated Articles, will be duly authorized and validly issued, fully paid and nonassessable and free of any liens or encumbrances, other than (iv) restrictions imposed by this Agreement and the Related Agreements, (v) restrictions imposed by securities laws and (vi) liens or encumbrances created by or imposed upon the Investors through no action of the Company.

(b)           Based in part on the representations made by the Investors in Section 3 hereof, the offer and sale of the Purchased Shares solely to the Investors in accordance with this Agreement, no transfer of Purchased Shares by any holder thereof and that no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of Conversion Shares upon conversion of the Purchased Shares, the issuance of the Conversion Shares is exempt from the registration and prospectus delivery requirements of the Securities Act, and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the states in which each of the Investors is a resident of based upon its address set forth on Exhibit A.

2.6           Third Party Consents.  Except for the qualifications and filings referenced in Section 2.7 below, no consent, approval, qualification, order or authorization of, or filing with, any person or entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement or the Related Agreements, or the offer, sale or issuance of the Purchased Shares by the Company, the issuance of the Conversion Shares, or the consummation of any other transaction contemplated on the part of the Company hereby.

2.7           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement and the Related Agreements, except for (i) the filing of the Restated Articles with the Secretary of State of the State of California and (ii) such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.  All such qualifications and filings will, in the case of qualifications, be effective on the First Closing and will, in the case of filings, be made within the time prescribed by law.

2.8           Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the Company’s knowledge, currently threatened) against the Company.  The foregoing includes, without limitation, any Action pending (or, to the Company’s knowledge, currently threatened) involving the prior employment of any of the Company’s Founders, employees or contractors, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business.  The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by the Company currently pending or which the Company intends to initiate.

2.9           Proprietary Information and Inventions Assignment Agreement.  Each employee, consultant, officer and contractor of the Company has entered into and executed Proprietary Information and Inventions Assignment Agreement in the form attached to this Agreement as Exhibit G or an employment or consulting agreement containing substantially similar terms (such agreement, the “Proprietary Information and Inventions Assignment Agreement”) and no such employee or contractor has excluded works or inventions from such employee’s, officer’s, consultant’s or contractor’s Proprietary Information and Inventions Assignment Agreement.

2.10           Status of Proprietary Assets.

(a)           Status.  The Company owns or has sufficient title and ownership of, or is duly licensed under or otherwise authorized to use, all patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets, domain names, confidential and proprietary information and designs and proprietary rights necessary to enable it to carry on its business as now conducted and as presently contemplated to be conducted (all of the foregoing collectively hereinafter referred to as the “Proprietary Assets”), and without any conflict with or infringement of the rights of others.  Section 2.10(a) of the Schedule of Exceptions contains a complete list of the Company’s Proprietary Assets (and pending applications therefor).  No third party has any ownership right, title, interest, claim in or lien on any Proprietary Asset owned by the Company.

(b)           Licenses; Other Agreements.  The Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Proprietary Asset, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of its Proprietary Assets.  The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Proprietary Asset or any other property or rights.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets or other proprietary rights or processes of any other person or entity.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound that involve indemnification by the Company with respect to infringements of any of the patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets or other proprietary rights or processes of any other person or entity.  The Company is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which contract, agreement, judgment, decree or order would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as now conducted and as presently proposed to be conducted.  Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business as now conducted and as presently proposed to be conducted by the employees or consultants of the Company, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or consultant is now obligated.  It is not currently, nor will it be necessary to use any inventions, trade secrets or proprietary information of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by or provision of services to the Company.

(c)           Open Source Software.  None of the Company’s Proprietary Assets includes or incorporates into its source code any open source software that is licensed under the GNU General Public License or another open source code license having a similar “contaminating” effect on such Proprietary Assets, or that would otherwise require the Company to release any portion of its source code, or to permit free redistribution, reverse engineering or modification of any of the Company’s Proprietary Assets.

(d)           No Infringement. To the best of the Company’s knowledge, the Company has not violated or infringed, and is not currently violating or infringing any Proprietary Asset of any other person or entity.  The Company has not received any communications alleging that the Company (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed, would violate or infringe, any Proprietary Asset of any other person or entity.

(e)           Government Funding.  No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company’s Proprietary Assets and no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Company’s Proprietary Assets.

(f)           Protection of Proprietary Assets.  The Company has taken commercially reasonable steps to protect its confidential information and has not disclosed any of its Proprietary Assets or other confidential information of the Company to any third party except under a binding non-disclosure agreement, the form of which has previously been provided to the Investors.

2.11           Compliance with Law and Documents.  The Company is not in violation or default of any provisions of its articles of incorporation or bylaws, each as amended to date, and upon the filing with the Secretary of State of the State of California of the Restated Articles, will not be in violation or default of any provisions thereof.  The Company is not in violation of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree in any material respect, or, to the best of the Company’s knowledge, any applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company’s business or properties.  The execution, delivery and performance of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby or thereby, and the issuance of the Purchased Shares, will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, its articles of incorporation or bylaws, as amended, any judgment, order or decree of any court or arbitrator to which the Company is a party or is subject, any agreement or contract of the Company, or, to the Company’s knowledge, a violation of any statute, law, regulation or order, or an event which results in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company.  The Company has not received any notice of any violation of any such statute, law, regulation or order that has not been remedied prior to the date hereof.

2.12           Registration Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws.

2.13           Title to Property and Assets.  The Company has good and marketable title to all of its properties and assets; has good title to all of its leasehold interests; and owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests, except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company.  With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to the exceptions noted in the preceding sentence.

2.14           Financial Statements.  The Company has delivered to the Investors its consolidated unaudited balance sheet and statements of operations and cash flows for the year ended December 31, 2008 and the three months ended March 31, 2009 (the “Financial Statements”).  The Financial Statements together with any notes thereto, are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein.  The Financial Statements have been prepared in accordance with accounting principles that are generally accepted in the United States (“GAAP”) except that they do not contain all of the notes required under GAAP and are subject to certain year-end adjustments. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  Except as set forth in the Financial Statements or in Section 2.14 of the Schedule of Exceptions, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2009 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

2.15           Contracts and Other Commitments.

(a)           Section 2.15 of the Schedule of Exceptions sets forth all contracts, agreements and instruments, whether written or oral, to which the Company is a party or by which they are bound that involve (a) obligations of, or payments to, the Company in excess of $250,000 or (b) the Proprietary Assets (collectively, the “Material Contracts”).  All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws relating to bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to the enforcement of creditors’ rights or the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity.  The Company is not, nor to the Company’s knowledge is any other party to the Material Contracts, in default under any of the Material Contracts.

(b)           Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, (iii) the purchase or grant of shares of the Company’s capital stock approved by the Board and (iv) the transactions contemplated by this Agreement and the Related Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates, or any affiliate thereof.

(c)           There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or that affect the Company’s exclusive right, if any, to develop, manufacture, assemble, distribute, market or sell its products, (ii) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), or (iii) indemnification or guarantee by the Company of any indebtedness of any other entity.

2.16           Absence of Changes.  Since March 31, 2009, there has not been:

(a)           any change in the liabilities, financial condition, operations, business or affairs of the Company, except changes in the ordinary course of business that would be not expected, individually or the aggregate, to have a Material Adverse Effect;

(b)           any threatened or pending litigation, which, if successful, would have a Material Adverse Effect;

(c)           any damage, destruction or loss, whether or not covered by insurance, to the assets, properties, financial condition, operating results, prospects or business of the Company;

(d)           any waiver by the Company of a valuable right or of a material debt owed to it;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(f)           any change or amendment to a Material Contract other than change orders in the ordinary course of business;

(g)           any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(h)           any sale, assignment or transfer by the Company of any its assets, properties or rights other than the sale of inventory in the ordinary course, including without limitation patents, trademarks, copyrights, trade secrets or other intangible assets;

(i)           any resignation or termination of employment of any officer or key employee of the Company;

(j)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(k)           any incurrence of indebtedness for money borrowed or other liabilities in excess of $250,000 individually or $1,000,000 in the aggregate;

(l)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(m)           any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(n)           any declaration or payment of a dividend, or any authorization or making of a distribution upon or with respect to any class or series of the Company’s capital stock, or directly or indirectly the redemption, purchase or other acquisition of any of such stock by the Company; or

(o)           any agreement or commitment by the Company to do any of the things described in this Section 2.16.

2.17           Employee Matters.

(a)           As of the date hereof, the only officers and employees of the Company are those officers and employees listed on Section 2.17(a) of the Schedule of Exceptions.  The Company is not aware that any officer or other employee intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or employee.  Except as set forth on the Schedule of Exceptions, the employment of each officer and employee of the Company is terminable at the will of the Company.

(b)           The Company is not delinquent in payments to any of its officers, employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c)           The Company is not a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, or any Employee Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, nor has the Company contracted or agreed to establish any such plan.

(d)           The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

2.18           Tax Matters.  The Company has timely filed all tax returns and reports (federal, state, and local) as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due, except those contested by it in good faith.  The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof.  The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge.  None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities.  Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period.  The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

2.19           Minute Books.  The minute books of the Company, a true and correct copy of which has been made available to the Investors and their counsel, contain a complete record of all meetings, consents and actions of the board of directors (and any committee thereof) and the shareholders of the Company since the time of its incorporation, accurately reflecting all transactions referred to in such minutes in all material respects.

2.20           Disclosure.  The Company has fully provided the Investors with all the information that the Investors have requested for deciding whether to acquire the Purchased Shares and all information that the Company believes is reasonably necessary to enable each Investor to make such a decision.  No representation or warranty of the Company contained in this Agreement nor any schedules or exhibits attached hereto or any certificate furnished or to be furnished to Investor at the Closing, nor the last version of any financial projections provided by Company to the Investors (to the extent so provided) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, except that with respect to any financial projections presented by the Company to Investor, the Company represents only that the projections were prepared by the management of the Company in a good faith effort to describe the Company’s presently proposed business and products and the markets therefor; provided, however, that the Company does not warrant that it will achieve any of such projections.

2.21           Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the lack of which would be reasonably expected to have a Material Adverse Effect.  The Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22           Business Practices.  Neither the Company nor, to the Company’s knowledge, any person acting on behalf of the Company has paid or delivered, or promised to pay or deliver, directly or indirectly through any other person, any monies or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favorable to the Company.

2.23           Real Property Holding Corporation.  The Company is not now and never has been a “United States real property holding corporation” as defined in §897(c)(2) of the Code and Treasury Regulation §1.897-2(b), and has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns, which are required under Treasury Regulation §1.897-2(h).  The Company shall provide prompt notice to the Investors following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation.  In addition, upon a written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made.  The Investors will reasonably cooperate with the Company’s efforts to make the determination as to whether the Company qualifies as a real property holding corporation by furnishing the Company with any information reasonably necessary for the Company to make the determination described in this Section 2.23.  The Company’s written statement to an Investor shall be delivered to such Investor within 10 days of the Investor’s written request therefor, provided, however, that such 10-day notice period shall be tolled pending receipt from the Investor of the information reasonably required by the Company to make the requested determination.  The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

2.24           Insurance.  The Company has in full force and effect insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any properties or assets that might be damaged or destroyed.  All of the Company’s insurance policies are set forth in Section 2.24 of the Schedule of Exceptions.  The Company is not in default with respect to any material provision contained in any such policy, and the Company has not received notice of cancellation or non-renewal thereof.

2.25           Related Transactions.  (a) There is no indebtedness, either directly or indirectly, between the Company and any Founder, present or former officer, director, employee or shareholder, or to any of their respective parents, spouses or children, in any amount whatsoever, other than travel, relocation and other expenses which are advanced and reimbursed in the ordinary course of business; (b) no Founder, present or former officer, director, employee or shareholder (nor any person in the immediate family of any such officer, director, employee or shareholder), has any material direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship that is material to the Company or which competes with the Company; (c) no Founder, officer, director, employee, consultant or shareholder of any of its shares or any member of their immediate families is, directly or indirectly, interested in any contract with the Company; and (d) the Company is not a guarantor or indemnitor of any indebtedness of any person, firm or corporation.

2.26           Environmental and Safety Laws.  The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  No action, proceeding, permit revocation, writ, injunction or claim is pending or, to the Company’s knowledge, threatened concerning the Company’s or its subsidiaries’ facilities and the Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose any material environmental liability upon the Company.  As of the Closing, to the Company’s knowledge, no Hazardous Material (as defined below) is present on any Company or subsidiary facility and, to the Company’s knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Company or subsidiary facility.  The Company has obtained all indemnification agreements from all prior owners, lessors and/or operators of any property on which a Company or a subsidiary facility is located required to be obtained under any written agreements between the Company (or any of its subsidiaries) and any current owner of such property, indemnifying the Company with respect to any liability relating to or arising from the presence of or migration of any Hazardous Material at such facilities with respect to periods prior to the Company or subsidiaries’ use of such facilities.  There are no underground storage tanks, asbestos or PCBs present on any Company facility.  For the purposes of this Section 2.26, the term “Hazardous Material” shall mean any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

2.27           Investment Company Act.  The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

2.28           Use of Proceeds; Budgeting; Reporting.  The Company shall use the proceeds from the sale of the Series B Stock for working capital and general corporate purposes as set forth in the Company’s 2009 business plan and annual budget, substantially in the form of Exhibit L attached hereto, which will be approved by the Investors prior to the First Closing (the “Annual Budget”).

3.           REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE INVESTORS.  Each Investor hereby represents and warrants to, and agrees with, the Company, with respect to the purchase of the Series B Stock and the Conversion Shares as follows, which representations and warranties and agreements in no way limit or affect the Company’s representations and warranties hereunder:

3.1           Authorization.  This Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) applicable federal or state securities law limits on indemnification and (c) the effect of rules of law governing the availability of equitable remedies.  The Investor represents that it has full power and authority to enter into this Agreement and the Related Agreements.

3.2           Purchase for Own Account.  The Purchased Shares to be acquired by the Investor hereunder will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, all other than by such Investor to affiliated funds under common control.  If not an individual, the Investor also represents that it has not been formed for the specific purpose of acquiring the Purchased Shares.

3.3           Disclosure of Information.  At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchased Shares.  The Investor acknowledges that the Company is in the very early stages of development and therefore its future plans are highly speculative.  The Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares to be purchased by such Investor under this Agreement and acknowledges that the business plans of the Company provided to the Investor (including any financial information and/or projections) were necessarily incomplete and were intended only to give the Investor a general idea of the Company’s future intentions.  The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Investor or to which such Investor had access.  The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 2.

3.4           Investment Experience.  The Investor understands that the purchase of the Purchased Shares involves substantial risk.  The Investor: (a) has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of such Investor’s investment in the Purchased Shares and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment and/or (b) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Investor to be aware of the character, business acumen and financial circumstances of such persons.  The Investor represents that (i) if the Investor is an individual, he or she resides in the state identified on Exhibit A, and (ii) if the Investor is an entity, then the office in which its investment decision was made is located at the address on Exhibit A.

3.5           Accredited Investor Status.  The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act.

3.6           Restricted Securities.  The Investor understands that the Purchased Shares and the Conversion Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, Investor represents that Investor is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.  Investor understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in the Investors’ Rights Agreement.  Investor understands that no public market now exists for any of the Purchased Shares and that it is uncertain whether a public market will ever exist for the Purchased Shares or the Conversion Shares.

3.7           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Purchased Shares or the Conversion Shares unless and until:

(a)           there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)           the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Investor or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required:  (i) for any transfer of any Purchased Shares or Conversion Shares in compliance with Rule 144 or Rule 144A, or (ii) for any transfer of Purchased Shares or Conversion Shares by an Investor that is a partnership, limited liability company, or a corporation to (A) a partner of such partnership, a member or manager of such limited liability company, or shareholder of such corporation, (B) a retired partner of such partnership, a retired member of such limited liability company who retires after the date hereof, (C) the estate of any such partner, member or shareholder, (D) an “affiliate” (as defined in Section 7.2 below) or (iii) for the transfer by gift, will or intestate succession by any Investor to his or her spouse or lineal descendants, siblings or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3 (other than Section 3.5) to the same extent as if the transferee were an original Investor hereunder.

3.8           Legends.  It is understood that the certificates evidencing the Purchased Shares and the Conversion Shares will bear the legends set forth below:

(a)           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b)           Any legend required by the Related Agreements.

(c)           Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws, including a legend substantially in the form of the following:

THE SHARES EVIDENCED BY THIS CERTIFICATE (I) ARE CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE COMPANY AT THE OPTION OF THE HOLDER AT ANY TIME PRIOR TO AUTOMATIC CONVERSION THEREOF AND (II) AUTOMATICALLY CONVERT INTO COMMON STOCK OF THE COMPANY IN THE EVENT OF A PUBLIC OFFERING MEETING CERTAIN REQUIREMENTS OR UPON CERTAIN CONSENTS OF THE HOLDERS OF THE COMPANY’S PREFERRED STOCK, ALL PURSUANT TO AND UPON THE TERMS AND CONDITIONS SPECIFIED IN THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.  A COPY OF SUCH AMENDED AND RESTATED ARTICLES OF INCORPORATION MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing Purchased Shares or Conversion Shares if a registration statement under the Securities Act is at that time in effect with respect to the legended security or upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Purchased Shares or Conversion Shares.

4.           CONDITIONS TO INVESTORS’ OBLIGATIONS AT CLOSING.  The obligations of each Investor under Section 1 of this Agreement are subject to the fulfillment or waiver, on or before the applicable Closing, of each of the following conditions:

4.1           Representations and Warranties True.  Each of the representations and warranties of the Company contained in Section 2 shall be true and complete as of the date of the Closing (except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct as of such date or period) with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2           Performance.  The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

4.3           Restated Articles Effective; Secretary’s Certificate.  The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of California and be in full force and effect.  The Secretary of the Company shall deliver to the Investors at the Closing a certificate stating that the copies of the Company’s Restated Articles and Bylaws and the Board and shareholder resolutions relating to the sale and issuance of the Purchased Shares attached thereto are true and complete copies of such documents and resolutions.

4.4           Compliance Certificate.  The Company shall have delivered to the Investors at the Closing a certificate signed on its behalf by its President and Chief Executive Officer certifying that the conditions specified in Sections 4.1, 4.2 and 4.3 have been fulfilled and stating that there shall have been no Material Adverse Effect.

4.5           Securities Exemptions.  The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, the qualification requirements of the California Corporate Securities Law of 1968, as amended and the registration and/or qualification requirements of all other applicable state securities laws.

4.6           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and their counsel, and the Investors shall have received all such counterpart originals and certified or other copies of such documents as they may reasonably request, including, without limitation, copies of the resolutions of the Board and shareholders of the Company authorizing the filing of the Restated Articles, and the issuance of the Purchased Shares, and evidencing the approval of this Agreement, the Related Agreements, and any other matters contemplated hereby and thereby.

4.7           Board of Directors; Observer Seats.  Effective as of the Closing, the Board shall consist of five members: (i) four designated by the holders of the Preferred Stock, with one member designated by each of Altira, NGEN, and Robeco, and one independent director and (ii) one designated by the holders of Common Stock, who will be the current chief executive officer of the Company.  In addition, Altira, NGEN and Robeco each will be entitled to designate a non-voting observer on the Board, and the holders of the Common Stock will be entitled to designate two non-voting observers on the Board, in each case pursuant to the terms and conditions set forth in the Voting Agreement.

4.8           Investors’ Rights Agreement.  The Company and the Investors shall have executed and delivered the Investors’ Rights Agreement.

4.9           First Refusal and Co-Sale Agreement.  The Company, the Founders and the Investors shall have executed and delivered the First Refusal and Co-Sale Agreement.

4.10           Voting Agreement.  The Company, the Founders and the Investors shall have executed and delivered the Voting Agreement.

4.11           Opinion of Company Counsel.  Investor shall have received an opinion from Sheppard Mullin Richter & Hampton, LLP, counsel for the Company, dated as of the date of the First Closing, in the form satisfactory to the Investors and their counsel substantially in the form attached hereto as Exhibit H.

4.12           Employment Agreements.  The Company and each of the Executives shall have executed the Employment Agreements.

4.13           Management Rights Letter.  The Company shall have entered into a Management Rights Letter with Altira, substantially in the form attached hereto as Exhibit J.

4.14           Annual Budget.  The Investors shall have approved the Company’s 2009 Annual Budget.

4.15           Consents, Permits and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreements.

4.16           Indemnification Agreements.  The Company shall have entered into an indemnification agreement with the designee of Altira to the Board substantially in the form attached hereto as Exhibit K.

4.17           Cancellation of Notes.  All principal and interest outstanding under all of the Bridge Notes shall have been converted into shares of Series B Stock and the original Bridge Notes shall be cancelled upon the books of the Company.

4.18           Series A Dividend.  The Company shall have declared and issued a dividend of 0.1133332 shares of the Corporation’s Series A Stock for each share of the Corporation’ s Series A Stock outstanding as of the First Closing.

4.19           Closing Deliverables.  In addition to any deliverables set forth in 4.1 through 4.17 hereof, the Company shall have delivered to each of the Investors, and their counsel, the following: (a) certificate of the Secretary of State of the State of California dated as of a date within three (3) calendar days of the applicable Closing, with respect to the good standing of the Company; (b) certificates of good standing from the applicable authorities in any other jurisdiction in which the Company is qualified to do business, dated as of a recent date before the applicable Closing; and (c) stock certificates representing the Purchased Shares.

5.           CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.  The obligations of the Company to the Investors under this Agreement are subject to the fulfillment or waiver on or before the applicable Closing of each of the following conditions by Investor:

5.1           Representations and Warranties.  The representations and warranties of Investor contained in Section 4 shall be true and complete on the date of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the applicable Closing.

5.2           Payment of Purchase Price; Cancellation of Bridge Notes.  The Investor shall have delivered to the Company the cash purchase price specified on Exhibit A as well as any Bridge Notes for cancellation in accordance with the provisions of Section 1.

5.3           Restated Articles Effective.  The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of California.

5.4           Securities Exemptions.  The offer and sale of the Purchased Shares to Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act, the qualifications requirements of the law and the registration and/or qualification requirements of all other applicable state securities laws.

6.           POST-CLOSING COVENANTS.

6.1           Insurance.  To the extent not already in place, the Company shall use its reasonable best efforts to obtain as promptly as practicable after the date hereof from financially sound and reputable insurers (a) Directors and Officers insurance in an amount and with coverage satisfactory to the Board and the Investors, and (b) if requested by at least sixty-six and two-thirds percent (66 2/3%) of the Preferred Stock (voting together as a single class), key man life insurance for those of the Company’s executives and in the amounts as directed by the Board, and will use reasonable best efforts to cause such insurance policies to be maintained in full force and effect until such time as the Board determines that such insurance should be discontinued.  The Company agrees to use commercially reasonable efforts to maintain in full force and effect, general business and liability insurance policies, with extended coverage, from reputable insurers, with coverage customary for entities engaged in similar lines of business and sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its assets or properties that might be damaged or destroyed; provided that the terms and scope of such coverage shall be satisfactory to the Board and the Investors.

6.2           Proprietary Information Agreements.  The Company will cause each person now or hereafter employed by it (or engaged by the Company as a consultant/independent contractor) with access to confidential information and/or trade secrets, including all officers and directors of the Company, to enter into a Proprietary Information and Inventions Assignment Agreement.  In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee without the unanimous consent of those members of the Board elected solely by the holders of the Preferred Stock.

6.3           Delaware Reincorporation.  Following the First Closing and an assessment by the Company of the feasibility and potential commercial consequences of doing so, if it is deemed appropriate by the Board, the Company will reincorporate in the State of Delaware.

7.           GENERAL PROVISIONS.

7.1           Survival of Warranties.  The representations, warranties and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closings and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors, their counsel or the Company, as the case may be.

7.2           Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of any Purchased Shares.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Notwithstanding anything herein to the contrary, an Investor may assign its rights and obligations hereunder to any affiliate of such Investor.  For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity shall be deemed an “affiliate” of such Investor who, directly or indirectly, controls, is controlled by or is under common control with Investor, including, without limitation, any partner, officer, director, member or manager of such Investor and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more managers or general partners of or shares the same management company with Investor.

7.3           Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

7.4           Addition of Other Parties to This Agreement.  Persons or entities which purchase from the Company in the future Series B Stock may, at the discretion of the Board, become parties to this Agreement (as amended from time to time) by executing a counterpart signature page to this Agreement.  By execution of such counterpart signature page, this Agreement shall be automatically amended and such person or entity shall be an “Investor” for all purposes of this Agreement, and as such shall be entitled to the rights and benefits, and be bound by the obligations, of this Agreement.  Immediately after each such Closing, Exhibit A shall be amended to list the new Investor(s) and the number of shares of Series B Stock purchased by such Investor hereunder.

7.5           Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or email with scanned attachment), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

7.6           Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

7.7           Notices.  Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following:

(a)           the date of personal delivery;

(b)           one (1) business day after transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter noticed to the parties hereto), with written confirmation of transmission;

(c)           one (1) business day after deposit express courier for United States deliveries, or three (3) business days after such deposit for deliveries outside of the United States; or

(d)           three (3) business days after deposit in the United States mail by registered or certified mail for United States deliveries.

All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below such party’s signature on this Agreement or on an Exhibit hereto, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.  All notices for delivery outside the United States will be sent by facsimile or by express courier.  Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice.  Notices to the Company should be marked “Attention:  Jay Zoellner, Chief Executive Officer” and should be delivered to 150 Paularino Avenue A120, Costa Mesa CA 92626, Facsimile: 714-957-1093, with a copy to Stephanie Brecher, Esq., Sheppard Mullin Richter & Hampton, LLP, 650 Town Center Drive, 4th Floor, Costa Mesa, California 92626, Facsimile: 714-428-5992.  Notices to the Investors should be delivered to the address or facsimile numbers set forth on Exhibit A hereto or as shown in the Company’s records, as such records may be updated in accordance with the provisions hereof, with a copy to John A. Eckstein, Esq., Fairfield and Woods P.C., 1700 Lincoln Street, Suite 2400, Denver, Colorado, 80203-4524, Facsimile 303-830-1033.

7.8           No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.  Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.9           Costs and Expenses.  On or about the First Closing, the Company shall reimburse Altira for all reasonable out-of-pocket expenses it incurs in connection with the transactions contemplated herein, including but not limited to travel, due diligence expenses, consultants and legal fees, not to exceed an aggregate of $50,000, upon presentation of invoices therefor, provided, however, that the Company may reimburse a higher amount if it has pre-approved such higher amount in writing.

7.10           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the approval of the holders of a majority of the Series B Stock.  Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Purchased Shares and/or Conversion Shares at the time outstanding, each future holder of such securities, and the Company; provided, however, that no condition set forth in Section 4 may be waived with respect to any Investor who does not consent thereto.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.11           Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

7.12           Waiver of Right of First Refusal.  NGEN and Robeco, to the extent they hold any notice rights and rights of first refusal to purchase securities of the Company pursuant to Section 3 of that certain Investors’ Rights Agreement, dated November 30, 2007, by and among the Company and the parties listed therein, hereby waive any and all such notice rights and related notice periods and rights of first refusal with respect to this issuance of the Purchased Shares and/or Conversion Shares pursuant to this Agreement.

7.13           Waiver of Anti-dilution Rights.  NGEN and Robeco hereby waive any adjustments to the applicable conversion price and conversion ratio of their Series A Stock in accordance with the Company’s Amended and Restated Articles of Incorporation with respect to the issuance of Purchased Shares and/or Conversion Shares as contemplated herein.

7.14           Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.15           Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

7.16           Entire Agreement.  This Agreement and the Related Agreements and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.17           Further Assurances.  From and after the date of this Agreement, upon the request of Investor or the Company, the Company and Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.18           Delays and Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, nor of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.19           Arbitration.  Any dispute, claim, question, or disagreement involving the interpretation or enforcement of any provision of this Agreement or breach hereof or otherwise arising under or in connection with this Agreement shall be submitted to binding arbitration in Orange County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect.  There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney licensed to practice law in the State of California for at lease ten (10) years.  The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value, and are instructed to exercise that authority consistently with reasonably expediting the proceeding.  The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief.  The arbitrators may make awards to the substantially prevailing party in their discretion and all fees, costs, and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including, without limitation, the reasonable fees and expenses of attorneys and accountants.  The award or order of the arbitrators may be entered and enforced in any court of competent jurisdiction.  The arbitration hearing shall begin no more than 90 days after the arbitrators are selected and shall be closed no more than 60 days thereafter, unless such time periods are extended or waived by the parties.  The arbitrators’ award shall be issued within 30 days after the hearing is closed.

7.20           Injunctive Relief.  The Parties agree that damages cannot reasonably compensate the Parties in the event of a violation of the covenants and restrictions in this Agreement and that it may be difficult to ascertain the damages which would be suffered by the Parties in such cases.  Accordingly, the Parties hereby agree and consent that, in the event of any such actual or threatened breach or violation, notwithstanding Section 7.19, any party may obtain injunctive relief in order to prevent the potential or continuing violation of the terms of this Agreement from any court of competent jurisdiction located in Orange County, California; provided, however, that any determination of the fair market value of securities shall be made by binding arbitration in accordance with the provisions of Section 7.19 above, and such arbitration may proceed concurrently with any action for injunctive relief.  The award of permanent or temporary injunctive relief shall in no way limit any other remedies to which a party may be entitled as a result of any such breach.

7.21           Corporate Securities Law.  THE SALE OF SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL SUCH PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7.22           Aggregation of Stock.  All shares of Series B Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

In Witness Whereof, the Parties hereto have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

ENERGY AND POWER SOLUTIONS, INC.

By: /s/ Jay Zoellner
Name: Jay Zoellner
Title: President and CEO

[Signature Page to Series B Preferred Stock Purchase Agreement]

In Witness Whereof, the Parties hereto have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

INVESTORS:

ALTIRA TECHNOLOGY FUND V L.P.

By: Altira Management V LLC
Its General Partner

By:  Altira Group LLC
Its Sole Managing Member

By: /s/ James R. Newell
Jim Newell
Managing Member

[Signature Page to Series B Preferred Stock Purchase Agreement]

In Witness Whereof, the Parties hereto have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

INVESTORS:

NGEN II, L.P.

By: NGEN Partners II, LLC
Its General Partner

By: /s/ Steven Parry
Steven Parry
Managing Member

[Signature Page to Series B Preferred Stock Purchase Agreement]

In Witness Whereof, the Parties hereto have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

INVESTORS:

THE ENVIRONMENT AGENCY ACTIVE
PENSION FUND

By:  The Environment Agency,
its Administrative Authority

By:  Robeco Institutional Asset Management B.V.,
its Authorized Agent

By:  /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: A. J. C. van den Ouweland
Title:

STICHTING CUSTODY ROBECO MASTER
CLEAN TECH II (EUR)

By:  /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: A. J. C. van den Ouweland
Title:

STICHTING CUSTODY ROBECO MASTER
CLEAN TECH II (USD)

By:  /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: A. J. C. van den Ouweland
Title:

[Signature Page to Series B Preferred Stock Purchase Agreement]

EXHIBIT G

FORM OF PROPRIETARY INFORMATION
AND INVENTIONS ASSIGNMENT AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Proprietary Information And Inventions Assignment Agreement (the “Agreement”) is being presented to you as a requirement for you to render services for or on behalf of Energy and Power Solutions, Inc., a California corporation.  This is an important legal document that affects your rights, and you should read it carefully and be sure you understand it thoroughly before signing.  You are referred to in this Agreement as “you,” and Energy and Power Solutions, Inc. is referred to in this Agreement as the “Company.”  The effective date of this Agreement is the date set forth below your signature.

You are being asked to sign this Agreement because you are or will be either a director, officer, employee or independent contractor of the Company or its subsidiaries.  It is likely that you have been and/or will be exposed to Confidential Information (as defined below) of the Company.  Like all well-run companies, the Company requires that you sign this Agreement to protect the legitimate rights of the Company in its intellectual property.

By signing this Agreement, you and the Company agree as follows:

1. Definitions.  For the purpose of this Agreement, the following terms have the following definitions:

1.1 “Company Intellectual Property” means all of the Company’s trademarks (including the goodwill attached thereto), know-how, copyrights, copyright registrations and applications for registration, Patents, trade secrets, author’s rights, moral rights, right of publicity, contract and licensing rights, and all other intellectual property rights as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, whether registered or not.

1.2 “Confidential Information” means any intellectual property or information, including but not limited to, information included within or relating to any Inventions and Works, formulas, patterns, compilations, programs, devices, methods, techniques and processes, financial information and data, business plans, business strategies, marketing plans, customer lists, price lists, cost information, information about employees, descriptions of inventions, process descriptions, descriptions of technical know-how, information and descriptions of new products and new product development, technical specifications and documentation, and pending or abandoned patent applications of a party, now known or in possession of, or hereafter learned or acquired, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible. Confidential Information also includes any information made available to the Company by its respective clients or other third parties and which they are obligated to keep confidential.  Confidential Information does not include information which at the time of disclosure or thereafter becomes publicly available other than through your fault or negligence.

1.3 “Employed” or “Employment” means, for purposes of this Agreement only, to be engaged in the performance of services for or on behalf of the Company or its subsidiaries.  The term Employed is used herein for convenience purposes only and shall not necessarily imply that the legal relationship of an employer-employee exists.

1.4 “Inventions and Works” means any work, invention or creation that is devised, developed, designed, discovered or reduced to practice by you at any time while you are or have been Employed by the Company, including, without limitation any and all (i) compositions or works of authorship, concepts, algorithms, software, computer programs, designs, flowcharts, schematics, techniques, know-how, methods, processes, procedures, improvements, hardware, products, devices, discoveries or inventions, whether or not patentable or copyrightable, and whether or not reduced to practice; or (ii) translations, modifications, derivations, corrections, additions, extensions, upgrades, improvements, compilations, abridgments, or other form in which you may directly or indirectly recast, transform or adapt any of the foregoing or any Company Intellectual Property; provided, that an Invention and Work shall not include any work, invention or creation that fully qualifies under California Labor Code Section 2870, which provides that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) relate, at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

1.5 “Materials” means any product, prototype, sample, model, photograph or picture, document, instrument, sketch, drawing, design note, recording, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Confidential Information or Inventions and Works.

1.6 “Moral Rights” means rights of paternity or integrity, rights to claim authorship, to object to any distortion, mutilation or other modification of, or other derogatory actions in relation to any Materials, whether or not the foregoing would be prejudicial to the honor or reputation of the party asserting such rights, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty.

1.7 “Patents” means (i) the patent rights in patents and patent applications, industrial design registrations, certificates of invention, patent disclosures and the inventions covered thereby, including, without limitation, the exclusive right to make, use and sell the subject inventions, (ii) any reexaminations, reissues, renewals or extensions of any and all of the foregoing patents or patent applications, and (iii) foreign counterparts of any and all of the foregoing, in each such case.

1.8 “Person” means any individual, corporation, partnership, trust, government or regulatory authority, or other entity.

1.9 “Proprietary Right” means any Patent, copyright, trade secret, name, mark, design, slogan, catch phrase or other trademark, or any other protected intellectual property right in any Confidential Information, Inventions and Works or Materials.

2. Ownership of Inventions and Works.

2.1 As between you on the one hand, and the Company on the other hand, you agree that all Confidential Information, Inventions and Works, Materials and Proprietary Rights are the sole and exclusive property of the Company.

2.2 As between you on the one hand, and the Company on the other hand, you also specifically acknowledge and agree that any tangible expression of any Confidential Information, Inventions and Works, Materials or Proprietary Rights were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its respective successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.

2.3 In the event that any Confidential Information, Inventions and Works, Materials or Proprietary Rights are deemed not to be a work for hire, you agree to assign, and do hereby irrevocably assign, to the Company all of your right, title and interest in and to such Confidential Information, Inventions and Works, Materials or Proprietary Rights.  You further agree to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect your assignment of rights pursuant to this Section 2.3, and you hereby constitute and appoint, with full power of substitution and resubstitution, the Company as your attorney-in-fact to execute and deliver any documents or instruments which you have agreed to execute and deliver pursuant to this Section 2.3.

2.4 You hereby waive and release in favor of Company all rights (if any) of Moral Rights, rental rights and similar rights in and to the Confidential Information, Inventions and Works and Materials and agree that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title or otherwise modify the Confidential Information, Inventions and Works and Materials without your consent.

2.5 You also agree that you will assist the Company in applying for and obtaining both domestic and foreign patents, as the case may be, on all Confidential Information, Inventions and Works, Materials and Proprietary Rights that the Company deems to be patentable, and that you will execute all documents and perform all acts which the Company reasonably deems necessary or desirable to obtain such patents or otherwise to vest in the Company full and exclusive right, title and interest in and to the Invention and Work, to protect the same against infringement by others and otherwise to aid the Company in connection with any continuations, renewals or reissues of any patents, or in the conduct of any proceedings or litigation in regard thereto.  If there are any expenses incurred in procuring and protecting the above-described patents, such expenses will be paid by the Company.

3. Confidentiality.

3.1 You also agree to protect the Company’s Confidential Information by agreeing that you will not, at any time from and after the date hereof and throughout perpetuity, directly or indirectly, disclose, reveal or permit access to all or any portion of the Confidential Information (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of the Company, except to Persons designated or Employed by the Company, or unless compelled to do so by law, provided that you will provide the Company with sufficient advance notice so that Company may seek a protective order to avoid disclosure of such Confidential Information.

3.2 Without the prior written consent of the Company, you agree that you will not, directly or indirectly, use or exploit any Confidential Information at any time throughout perpetuity for any purpose other than in connection with your Employment duties and obligations, including without limitation, using Confidential Information to induce or attempt to induce any Person to cease doing business or not to commence doing business with the Company, or to solicit or assist in the solicitation of the business of any customer for any products or services competing with those products and services offered and sold by the Company.

3.3 Additionally, you agree that, upon the earlier of either the written request of the Company or upon termination of your Employment, you will deliver to the Company all Confidential Information that you have in your possession or control.

4. Disclosure Requirements.

4.1 In order to avoid any ambiguity in connection with the creation of any Invention and Work, you agree to disclose in writing to the Company complete details on any work, invention or creation that was devised, developed, designed, discovered or reduced to practice by you prior to the time you were Employed by the Company and any Inventions and Works that are devised, developed, designed, discovered or reduced to practice by you at any time while you are or have been Employed by the Company.  Such disclosure shall be made at the time you sign this Agreement with respect to any work, invention or creation that was devised, developed, designed, discovered or reduced to practice by you prior to the time you were Employed by the Company, and promptly upon development, design or discovery of any Inventions and Works, and shall be disclosed in writing pursuant to the form attached as Exhibit “A” to this Agreement, or such other form as the Company, respectively, may from time to time provide.

4.2 You also agree to promptly notify the Company of any Patent that is applied for by, or issued to you or any copyright registration that is filed by you (“Copyright Registration”).  Such notice shall be in writing on the form attached as Exhibit “B” to this Agreement, or on such other form as the Company may from time to time provide.

5. Covenant Not to Solicit or Hire.

For so long as you are Employed by the Company and for one year thereafter, you agree not to hire, solicit or cause to be solicited for employment by any third party, any person who is as of the date of such solicitation or who was within the 12-month period prior to the date of such solicitation an employee of the Company or any subsidiary or affiliate of the Company.

6. Status.

You agree that this Agreement does not grant you any rights to be Employed by the Company and, unless there exists a separate agreement that governs the terms of your Employment by or services to the Company (“your Employment Agreement”), your Employment will remain “at will.” This Agreement will remain in full force and effect notwithstanding your voluntary or involuntary termination as an employee, independent contractor, and/or your subsequent additional or revised Employment as an employee of the Company.  Notwithstanding anything to the contrary contained herein, in the event of a conflict any term of this Agreement and your Employment Agreement, the terms of your Employment Agreement shall govern.

7. Business Opportunities.

For so long as you are Employed by the Company, you will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that you are aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by you of any of your duties or obligations to the Company.

8. Notices.

Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, overnight courier, or by registered or certified mail, postage prepaid, duly addressed to the Board of Directors of the Company at its then principal place of business.  Any such notice to you shall be given in a like manner, and, if mailed, shall be addressed to you at your home address then shown in the files of the Company.  For the purpose of determining compliance with any time limit herein, a notice, if sent by mail, shall be deemed given on the date it is so deposited in the United States mail.

9. Miscellaneous Provisions.

9.1 Injunctive Relief.  You agree that in the event of any breach by you of any of the covenants and agreements set forth in Sections 2, 3, 4, 5 and 8 hereof, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law.   You therefore covenant and agree that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by you of any of your covenants, agreements, duties or obligations contained in Sections 2, 3, 4, 5 and 8 hereof, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of your covenants, agreements, duties or obligations of hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 9.1 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against you at law, in equity, by statute or otherwise arising out of, in connection with or resulting from your breach of any of your covenants, agreements, duties or obligations hereunder.

9.2 Successors and Assigns.  This Agreement shall be binding on the parties hereto and their respective successors and assigns.  Your duties, obligations, rights and privileges hereunder may not be delegated or assigned by you in any manner without the Company’s prior written consent, which shall be provided or withheld in the Company’s sole discretion.  The benefits hereunder with respect to the rights of the Company may be assigned by the Company to any other corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company.

9.3 Severability.  If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction such provision shall be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, but the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

9.4 Controlling Law.  ALL OF THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO RESIDENTS OF THAT STATE ENTERING INTO CONTRACTS TO BE PERFORMED SOLELY WITHIN SUCH STATE.

9.5 Waiver.  Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

9.6 Survival of Your Obligations.  Your obligations hereunder shall survive the termination of your Employment with the Company or the rendering of services to the Company, as applicable, regardless of the reason or cause for such termination.

9.7 Attorneys’ Fees.  The prevailing party in any litigation instituted under this Agreement shall, in addition to other remedies, be entitled to be reimbursed by the other party for all expenses of such litigation, including reasonable attorneys’ fees.

9.8 Prior Employment.  So as to avoid any potential liability of the Company for your prior actions, you hereby represent and warrant to the Company that, except as otherwise disclosed to the Company in writing, you are not a party to any confidentiality, non-disclosure, non-solicitation, non-competition or similar agreement with any former employer and that the performance of your duties for the Company will not breach any agreement with, or obligation owed to, a former employer.

9.9 Notification of Subsequent Employer.  The Company may, without notifying you, notify any of your subsequent employers of your rights and obligations under this Agreement.

9.10 Inspection of Files.  You acknowledge and agree that any property situated on the Company's premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time without notice.

9.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.  For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

9.12 Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the subject matter hereto and into which all prior agreements and negotiations are merged.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

ENERGY AND POWER SOLUTIONS, INC.	EMPLOYEE:

By:	By:

Name:	Name:

Date:	Date:

EXHIBIT A
NOTICE OF INVENTIONS AND WORKS

Pursuant to Section 4.1 of that certain Proprietary Information And Inventions Assignment Agreement (the “Agreement”) between Energy and Power Solutions, Inc. (the “Company”) and myself, I hereby disclose full and complete details of the following work, invention or creation that I devised, developed, designed, discovered or reduced to practice prior to the time I was Employed (as defined in the Agreement) by the Company, and any Inventions and Works (as defined in the Agreement) that I devised, developed, designed, discovered or reduced to practice while I am or have been Employed by the Company (I have attached additional sheets if the space provided herein is insufficient):

I agree to provide such further information regarding the foregoing as may be requested by the Company.

Name:

Date:

EXHIBIT B
NOTICE OF PATENT/COPYRIGHT REGISTRATION

Pursuant to Section 4.2 of that certain Employee Confidentiality and Inventions Agreement (the “Agreement”) between Energy and Power Solutions, Inc. (the “Company”) and myself, I hereby notify the Company that I have applied for or obtained the following described Patent (as defined in the Agreement) or filed the following Copyright Registration (as defined in the Agreement):

[Patent Application. Number: _______] [Filing Date: ________]

[Patent Number: _______] [Issue Date: ________]

[Copyright Registration Number: _______]

General Description of the subject matter of the foregoing:

I agree to provide such further information regarding such Patent/Copyright Registration as may be requested by the Company.

Name:

Date: